March 29, 2001



T. Rowe Price State Tax-Free Income Trust
100 East Pratt Street
Baltimore, Maryland 21202


Dear Sirs:


    In connection with the proposed registration of an indefinite number of shares of Beneficial Interest of your Company, I have examined certified copies of your company's Amendment No. 8 to the Master Trust Agreement dated February 7, 2001, and the By-Laws of your Company as presently in effect.

    I am of the opinion that:


    (i)
           your Company is a corporation duly organized and existing user the laws of Massachusetts; and


    (ii)each of such authorized shares of Beneficial Interest of your Company, upon payment in full of the price fixed by the Board of Trustees of your Company, will be legally and validly issued and will be fully paid and non-assessable.


    I hereby consent to the use of this opinion as an exhibit to the Company's Registration Statement on form N-1A to be filed with the Securities and Exchange Commission for the registration under the Securities Act of 1933 of an indefinite number of shares of Beneficial Interest of your Company.

Sincerely,
/s/Henry H. Hopkins
Henry H. Hopkins